090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20160114513-64
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 03/14/2016 8:00 AM
	Entity Number E0401902007-4

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

ABOVE SPACE IS FOR OFFICE USE ONLY

USE BLACK INK ONLY - DO NOT HIGHLIGHT

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:
RORINE INTERNATIONAL HOLDING CORPORATION

2. The articles have been amended as follows: (provide article numbers, if available)
Article 3 (Authorized Stock) is deleted in its entirety and replaced with the following:

"3. The Capital Stock shall consist of 2,000,000,000 shares of common stock, $0.001 par value, all of which stock shall be entitled to voting power, and 100,000,000 shares of preferred stock, $0.001 par value. To the fullest extent permitted by the laws of the State of Nevada (currently set forth in NRS 78.195 and 78.1955), as the same now exist or may hereafter be amended or supplemented, the Board of Directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of preferred stock of the Corporation. The Corporation may issue shares of stock for such consideration as may be fixed by the Board of Directors."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 66.96%

4. Effective date and time of filing: (optional) Date: 13-3-16 Time: 1:00 Pm
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer Tesh Casimir, President

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.